UNITED STATES
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DATAWATCH CORPORATION
(Name of Registrant as Specified in Its Charter)

POTRERO CAPITAL RESEARCH PARTNERS, LP POTRERO CAPITAL RESEARCH PARTNERS II, LP POTRERO CAPITAL RESEARCH, LLC JACK RIPSTEEN
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Potrero Capital Research, LLC, together with the other participants named herein (“Potrero Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit “withhold” votes with respect to the election of certain of the incumbent directors of Datawatch Corporation, a Delaware corporation (“Datawatch” or the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders. A vote on the GOLD proxy card will have the effect of a withhold vote with respect to David C. Mahoney, Richard de J. Osborne and Terry W. Potter in all cases. Datawatch stockholders who wish to vote for, or selectively withhold votes from, Messrs. Mahoney, Osborne and Potter must use the Company’s proxy card.

On April 11, 2016, Potrero Capital issued the following press release:

GLASS LEWIS RECOMMENDS DATAWATCH SHAREHOLDERS VOTE POTRERO CAPITAL’S GOLD PROXY CARD TO WITHHOLD VOTES FROM FOUR INCUMBENT DIRECTORS

Glass Lewis Recognizes Lack of Proper Oversight by the Board and that Shareholder Value has Suffered

Potrero Capital Urges all Shareholders to Vote the GOLD Proxy Card Today

SAN FRANCISCO, CA - April 11, 2016 – Potrero Capital Research, LLC, together with its affiliates (“Potrero Capital”), one of the largest shareholders of Datawatch Corporation (“Datawatch” or the “Company”) (NASDAQ:DWCH) with ownership of approximately 5.6% of Datawatch’s outstanding shares, today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that Datawatch shareholders vote on Potrero Capital’s GOLD proxy card to withhold votes from the election of directors David C. Mahoney, Richard de J. Osborne, Terry W. Potter and Christopher T. Cox at Datawatch’s 2016 Annual Meeting to be held on April 19, 2016. Potrero Capital urges all Datawatch shareholders to send a clear message of a need for accountability on the Board of Directors (the “Board”) by following Glass Lewis’ recommendation and voting the GOLD proxy card TODAY.

Jack Ripsteen, the Managing Member of Potrero Capital, responded to Glass Lewis’ report stating, “We are gratified to receive Glass Lewis’ strong endorsement of our call for accountability at Datawatch. Glass Lewis recognized our concerns that the incumbent Board has failed to properly oversee the Company and that withholding votes from Messrs. Mahoney, Osborne and Potter would send a strong message that shareholders are dissatisfied with the current leadership structure.”

Glass Lewis recommended that shareholders vote on Potrero Capital’s GOLD proxy card stating:

“Overall, we believe the Dissident presents a strong case that the incumbent directors have failed to properly oversee the Company’s direction and that shareholder value has suffered. The three incumbent directors targeted for removal by the Dissident (Messrs. Mahoney, Osborne and Potter) are among the longest-serving members of the board with tenures of 6, 15 and 18 years, respectively. Mr. Osborne is chairman of the board and Mr. Mahoney is vice-chairman of the board and chairman of the compensation committee. Given their tenures and positions, we believe these directors bear a disproportionately large share of responsibility for the poor state of the Company and that it would be reasonable for shareholders to hold them accountable.”

“Having considered the Dissident’s arguments in depth, we believe it makes a compelling case that the board has failed to hold management accountable for poor performance and failed execution on strategic priorities and that change to the composition of the board is warranted.”

Glass Lewis recognizes Datawatch’s poor total shareholder returns (TSR) under the leadership of the incumbent Board:

“Datawatch underperformed on a TSR basis relative to all selected benchmarks, including the peer group, the S&P 600 Software & Services Industry Group Total Return Index and the Nasdaq Composite Index, over all periods reviewed.”

“Overall, we believe there is clear evidence that the Company has generated very poor total shareholder returns on an absolute basis and relative to peers and relevant market indices, over the near- and longer-term. We believe this poor performance raises questions about the effectiveness of the Company’s board and management team.”

Glass Lewis agrees there are concerns with Datawatch’s operating performance and strategic direction:

“We see that the Company’s revenue growth slowed considerably over the last four years, from 45.5% in FY2012 to 15.8% in FY2014, and that revenues declined 13.9% in FY2015…We are also concerned by the downward trend in revenue growth from software licenses, from 70.4% in FY2012 to 6.2% in FY2014, followed by a large decline in software license revenue in FY2015.”

“We recognize the Dissident’s concern that the Company has shifting strategies over the last several years without meaningful success…These efforts appear to have been largely ineffective, in our view, given the decline in FY2015 revenue.”

Glass Lewis shares Potrero Capital’s concerns with the Board’s unilateral adoption of certain amendments to the Bylaws in August 2013 that limit stockholders’ rights:

“We agree with the Dissident that the board appears to have acted contrary to the best interests of shareholders when it approved bylaw amendments on August 28, 2013…We believe these actions infringe on the rights of shareholders and that they are indicative of a board that has limited regard for shareholders’ interests.”

Glass Lewis concludes shareholders should vote the GOLD proxy card:

“In conclusion, we find that Datawatch has significantly underperformed on a total shareholder return basis relative to data analytics peers, the small-cap software & services industry and the broader technology market over the near- and longer-term. The Company’s operating performance has also been unfavorable, with a downward trend in revenue growth and mounting losses over the last several years, followed by a very weak FY2015. The Company appears to lack strong leadership and has suffered from strategic missteps.”

“Accordingly, we recommend that shareholders vote on the Dissident’s GOLD proxy card.”

In addition to recommending withhold votes for Messrs. Mahoney, Osborne and Potter, Glass Lewis recommends a withhold vote for Mr. Cox due to his poor attendance record at Board meetings.

DATAWATCH SHAREHOLDERS, GLASS LEWIS HAS SPOKEN, THE TIME FOR ACTION IS NOW. VOTE YOUR GOLD PROXY CARD TODAY TO WITHHOLD YOUR VOTE FROM THE ELECTION OF MESSRS. MAHONEY, OSBORNE AND POTTER.

A vote on the GOLD proxy card will have the effect of a withhold vote with respect to Messrs. Mahoney, Osborne and Potter in all cases; however, if stockholders would like to withhold votes from the election of all of the Company’s director nominees, the option “Withhold From All Company Nonobjectionable Nominees” should be selected on the GOLD proxy card. The GOLD proxy card also provides stockholders with the opportunity to vote for, or selectively withhold votes from, each of the Company’s nominees other than Messrs. Mahoney, Osborne and Potter.

If you have any questions, or require assistance with your vote, please contact Charles Garske or Lydia Mulyk at Okapi Partners, toll- free at (855) 208-8902 or direct at (212) 297-0720.

About Potrero Capital Research:

Potrero Capital Research, LLC is an investment firm headquartered in San Francisco, CA focused on small-cap equity securities.

Investor contact:
Jack Ripsteen
Potrero Capital Research, LLC
(415) 576-1103